Exhibit 99.1

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AOUT.OQ - Q4 2024 American Outdoor Brands Inc Earnings Call

EVENT DATE/TIME: JUNE 27, 2024 / 9:00PM GMT

C O R P O R A T E P A R T I C I P A N T S

Liz Sharp American Outdoor Brands Inc - Vice President - Investor Relations

Brian Murphy American Outdoor Brands Inc - President, Chief Executive Officer, Director

H. Andrew Fulmer American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Mark Smith Lake Street Capital Markets, LLC - Analyst

P R E S E N T A T I O N

Operator

Good day, everyone, and welcome to the American Outdoors Brand, Inc., fourth quarter and full year fiscal 2024, financial results conference call. This call is being recorded and at this time, I would like to turn the call over to Liz Sharp, Vice President of Investor Relations, for some information about today's call.

Liz Sharp - American Outdoor Brands Inc - Vice President - Investor Relations

Thank you, and good afternoon.

Our comments today may contain predictions, estimates and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, should, could, indicate, suggest, believe and other similar expressions is intended to identify those forward-looking statements.

Forward-looking statements also include statements regarding our product development, focus, objectives, strategies and vision, our strategic evolution, our market share and market demand for our products, market and inventory conditions related to our products and in our industry in general and growth opportunities and trends.

Our forward-looking statements represent our current judgment about the future, and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings. You can find those documents as well as a replay of this call on our website at aob.com.

Today's call contains time-sensitive information that is accurate only as of this time, and we assume no obligation to update any forward looking statements, our actual results could differ materially from our statements today.

I have a few important items to note about our comments on today's call.

First, we reference certain non-GAAP financial measures. Our non-GAAP results exclude amortization of acquired intangible assets, stock compensation, shareholder cooperation agreement costs, facility consolidation costs, technology implementation, tariff drawback adjustments, acquisition costs, other costs and income tax adjustments.

The reconciliation of GAAP financial measures to non-GAAP financial measures, whether they are discussed on today's call can be found in our filings as well as today's earnings press release. Which are posted on our website. Also when we reference EPS, we are always referencing fully diluted EPS.

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Joining us on today's call is Brian Murphy, President and CEO, and Andy Fulmer, CFO.

And with that, I'll turn the call over to Brian.

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Thanks, Liz, and thanks, everyone, for joining us.

I'm very pleased with our performance for fiscal 2024, a year in which we delivered year-over-year net sales growth that exceeded our expectations and achieved several strategic milestones which position our company and our brands well for the future.

At the core of our company is our relentless focus on innovation, which is driven by the activities of our consumer. This is a commitment that we maintain no matter what the environment and it drives not only brand loyalty with our consumers, but also long-lasting and trusting relationships with our retailers.

Those retailers have learned that while other suppliers are reeling from changes and uncertainty in the environment, often halting their innovation efforts and slashing prices, they can rely on us to remain steadfast in our promise to maintain the value of our brands, invest in innovation, strengthen our supply chain and most of all support their customers with a steady stream of exciting products from leading brands that bring shoppers to the door.

That reliability helped drive growth in fiscal 2024, by allowing us to forge stronger relationships with our consumers and retailers despite the consumer uncertainty that characterized the year. It also allowed us to deliver on a number of commitments we made to our stockholders heading into fiscal 2024.

When we entered the year, we shared our intent to control those elements, we could control. In order to best position us for those elements, we could not control. We set out a number of objectives for fiscal '24 and we believe the results we are sharing today demonstrate that we have delivered on those commitments.

For instance, we said we would invest in international expansion to drive growth in the channel. We made that investment and delivered solid growth. We said, we would expand our meet your maker brand beyond D2C, into retail. We introduced MEAT! into the retail channel in November, we said we would lay the groundwork to expand our Grilla brand into retail as well. We completed that work and Grilla is set to enter the retail channel in the coming months.

We said we would keep our foot on the pedal when it came to innovation. And in fiscal '24, we launched many new meaningful products, several of which represent our entry into new markets and new product categories.

We said we would plan for future growth and efficiencies and in January, we expanded the lease at our Missouri headquarters and distribution facility, making room for organic growth and acquisitions and identifying a number of operational efficiencies, including supply chain consolidation.

And we said we would continue to exercise disciplined capital management. And in fiscal '24, we further strengthen our balance sheet, ending the year with nearly $30 million in cash, returning capital to shareholders and exiting the year debt-free at a strong position to drive future growth. I'm extremely proud of what our team accomplished in the fiscal year.

So now let's dig into the details. Net sales in the year grew more than 5%, reflecting growth in our outdoor lifestyle category as well as our Shooting Sports category and outdoor lifestyle, which consists of products related to hunting, fishing, camping, outdoor cooking and rugged outdoor activities.

We grew sales by nearly 7%. That growth was led by strength in our hunting MEAT! processing and fishing related brands, most notably BOG, MEAT!, and BUBBA and reflects the success of our strategy to identify incremental retail opportunities, both domestically and internationally.

Accordingly, we expanded Meet Your Maker, MEAT! processing equipment into the retail channel in 2024, and we positioned Grilla outdoor cooking products for retail entry in fiscal 2025, providing new audiences for these popular consumer brands.

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We also expanded our presence in Canada during the year, bringing more of our exciting outdoor brands to Canadian consumers. It's worth noting that fiscal 2024 growth in our outdoor lifestyle category was entirely organic, as we've now lapped the acquisition of Grilla.

In our Shooting Sports category, which includes solutions for target shooting aiming, safe storage, cleaning and maintenance and personal protection. We delivered full year growth of 3.2% despite adjusted mix background checks coming in 5.4% lower than the prior year.

Our net sales increase was driven by a combination of strong sales in our target shooting and reloading brands, namely Caldwell and Frankford Arsenal, along with our ability to clear out some slower moving inventory in the personal protection category during the year. As Andy will address during his inventory discussion.

Turning now to our distribution channels increased and expanded distribution channel opportunities are one of the four growth avenues that comprise our long-term strategic plan. In our traditional and e-commerce channels. We've long said that we focus on ensuring our brands are available wherever consumers look for them, whether in-store or online.

The importance of that focus was clear in fiscal 2024. While e-commerce sales declined slightly due primarily to lower orders from our largest online retailer. Sales growth in our traditional channel was up more than 12% for the year, driven in part by the entry of our MEAT! brand into the retail channel and underscoring the strong retail partnerships I outlined earlier.

In our domestic and international channels, we delivered growth across the board in fiscal 2024. The international market represents a tremendous opportunity for our outdoor lifestyle oriented brands, particularly BUBBA, Meet Your Maker and BOG, and its growth over time plays a key role in our long-term strategic plan.

Expanding our distribution network in Canada in fiscal 2024 was an important milestone in that plan and was a significant factor in helping drive total international sales to over $12 million, representing about 6% of our business and delivering growth of more than 35% in the year.

With regard to sell-through, we gather point of sale and channel inventory data from retailers that represent about half of our sales. We were very pleased with our POS results for fiscal 2024. POS sales in our outdoor lifestyle category were strong and inventories increased slightly. On the Shooting Sports side. It's not surprising that POS sales were weaker year-over-year given the recent consumer market for firearms and related products, while POS inventories declined in the year.

Lastly, I want to talk about innovation, which is our SuperPower and core to our long-term growth strategy. Our docking unlock innovation process is robust. In fiscal 2024, it helped bring our total portfolio of patents and patents pending to over 390 and drove a launch of several exciting products across a number of our brands, including BUBBA, Caldwell, Grilla and Hooyman.

In fact, new products generated over 23% of our net sales in fiscal 2024. There are a few of these that are noteworthy examples of our strategy and action, namely those that represent our entry into new markets and new product categories.

For example, for the 10 million Americans participating in Shack on sports, we launched the Caldwell Claymore Solo, a lightweight battery free single play thrower. It fills a market gap with its innovation and extreme value. As well as the Claymore pop-up a handheld clay thrower that flies past the competition in terms of delivering an improved user experience.

For the 50 million plus anglers in the US, we launched the BUBBA, Pro Series Smart Fish Scale, our first entry into the [Ketchum] release market, with the revolutionary Fish Scale and app designed to gamified fishing. In fact, the Pro SFS is so revolutionary that it won a major industry award shortly after its launch and has already been named the official scale for Major League Fishing.

The millions of households and professionals across America and practice land management. Our new Hooyman, chest mounted and vehicle mounted seed spreaders helped us secure important new retail outlets, expanding the distribution

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for this growing brand by bringing it into the DIY and Farm & Home markets.

And for the nearly 100 million households that participate in outdoor cooking, we launched the Grilla Mammoth Vertical Smoker, an innovative and feature-rich pellet smoker that represents a new product category for expanding Grilla family. And in one field and Stream's best vertical smoker Award for 2023.

These are just a few of the products we launched throughout fiscal 2024. Taken together, our new products position us well for fiscal 2025 and beyond, as we expect that both traditional and online retailers will continue to seek out strong and innovative brands to help drive consumer foot traffic and deliver an enhanced consumer experience.

I believe we have the most robust new product pipeline ever in our company's history, extending well into the next five years and providing us with a significant long-term competitive advantage.

Before I hand it over to Andy, I want to share what excites us most about heading into FY '25. Our 21 brands operate across a highly fragmented outdoor industry. Where growth is supported by a large installed base of millions of passionate enthusiasts, many of whom consider new gear and technology essential to advancing their pursuits.

Our growth strategy is a bet on innovation, which is differentiated by a process that yields repeatability and generates IP protectable innovation designed to disrupt those large stagnant categories where consumers are starved for new gear and technology.

As we transition from our early innings as a new public company. We believe our recent significant investments in infrastructure have cleared the way for further sales and EBITDA growth led by our leverageable operating model. And lastly, disciplined capital management has reinforced our strong balance sheet with no debt, cash flow upside and available capital of $120 million.

With that, I'll turn it over to Andy to discuss our financial results.

H. Andrew Fulmer - American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer

Thanks, Brian. In fiscal 2024, we strengthened our balance sheet, generated significant operating cash flow, controlled our costs and demonstrated effective capital deployment, all while growing year-over-year net sales by more than 5%.

We ended the year with several achievements and highlights. So let me walk you through the details.

Net sales for the year were $201.1 million, an increase of 5.2% compared to fiscal 2023 and an increase of 20.1% over pre-pandemic fiscal 2020. On a category basis, outdoor lifestyle sales increased by 6.9% and Shooting Sports sales increased by 3.2% compared to fiscal 2023, driven mainly by increased net sales in the hunting fishing and shooting accessories categories.

Compared to pre-pandemic fiscal 2020, outdoor lifestyle sales increased 43%, which includes the acquisition of Grilla and Shooting Sports sales growth was generally flat at about 1%. Outdoor lifestyle represented roughly 54% of total net sales in both fiscal '24 and fiscal '23.

Turning now to our traditional brick-and-mortar sales versus e-commerce. Net sales in our traditional channel increased 12.3% compared to the year-ago period and 3.3% compared to fiscal 2020. Net sales in our e-commerce channel were down slightly at 3.3% compared to the prior year, but they were up more than 55% over fiscal 2020.

Our e-commerce channel sales include our sales to online retailers and our own direct to consumer or D2C sales. On a stand-alone basis, D2C net sales for fiscal 2024 were $29.1 million, roughly flat to last year and represented approximately 15% of our total net sales.

It's worth noting that our D2C sales also reflect the closure last year of a legacy Grillo retail location in Michigan, which largely service local sales in that area. Excluding sales from that store fiscal 2024, D2C sales would have been up 3.3% over fiscal 2023.

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And while we don't expect it to be a significant sales generator, we do plan to open a small factory outlet here in our Missouri facility later this year, leveraging our newly expanded facility space and giving us an opportunity to connect with consumers and one of our country's top barbecue capitals.

On a quarterly basis, net sales in Q4 came in above our expectations at $46.3 million, roughly 10% above the prior year quarter, driven by an increase of 10.3% in Shooting Sports and an increase of 9.1% in outdoor lifestyle. We benefited in the quarter from approximately $2 million to $3 million in orders in the Shooting Sports category that we had originally expected to receive in Q1 of fiscal 2025.

Turning to gross margin, fiscal '24, GAAP gross margins came in as expected at 44% compared to 46.1% in the prior year. The 210 basis points decrease was mainly due to higher tariff and freight costs from increased inventory purchases, increased promotional activity and the adjustment of a prior year tariff drawback.

Our long-term target for gross margins is in the mid 40s and our fiscal 2024 results were right on track. On a non-GAAP basis, fiscal '24 gross margins were 44.5% compared to 46.2% in the prior year. non-GAAP gross margins exclude the impact of the tariff drawback adjustments and facility consolidation costs.

Turning now to operating expenses. For the full year, GAAP operating expenses were $100.9 million compared to $100.8 million last year. This result was due mainly to higher variable selling, distribution and compensation costs, which were driven by higher sales, netted by decreases in legal and advisory fees, lower rent from facility consolidations and reduced ERP implementation costs.

I'm pleased with this result, which I believe reflects our dedication to tightly managing our costs across the company while continuing to invest in those areas that are important to our long-term growth.

Non-gaap operating expenses for fiscal 2024 were $84.1 million compared to $80.5 million last year. non-GAAP operating expenses exclude intangible amortization, stock compensation and certain nonrecurring expenses as they occur.

GAAP, EPS for fiscal '24 was a loss of $0.94 as compared with a loss of $0.90 in the prior year, while non-GAAP, EPS in fiscal 2024 was $0.32 compared to $0.48 in fiscal 2023. Our fiscal '24 figures are based on our fully diluted share count of approximately 13 million shares. And for fiscal 2025, we expect our fully diluted share count will be about 13 million shares as well.

Full year adjusted EBITDA was $9.8 million compared to $12.8 million in fiscal '23.

Turning to the balance sheet and cash flow, one of the top highlights of fiscal 2024 was the tremendous strength that we added to our balance sheet over the course of the year, we generated significant cash from operations, paid down our remaining debt early in the fiscal year and continue to return capital to shareholders through our share repurchase program, all of which position us well for investing in organic growth and potential acquisitions.

Regarding the latter, we are seeing a nice pickup in higher quality acquisition targets that are in alignment with our criteria and given our liquidity, we believe we are a buyer of choice in the current environment. We ended the year with cash of $29.7 million, an increase of $7.7 million over last year, despite paying down $5 million on our line of credit and repurchasing over $6 million worth of our common stock.

Cash from operations was $24.5 million and capital expenditures were $6 million, resulting in free cash flow of $18.5 million for the year. Since fiscal 2020, we have generated over $70 million in operating cash and nearly $50 million in free cash flow.

Our team did an excellent job of decreasing our inventory levels in Q4 to $93.3 million, exceeding our expectations and driven in part by clearing out some slow-moving inventory in the Shooting Sports category. In fiscal 2025, we expect similar inventory seasonality to what we saw in fiscal 2024.

Specifically, we expect inventory levels to increase above $100 million in Q1 and Q2 as we prepare for the hunting and holiday seasons and then decrease in Q3 and Q4, resulting in fiscal 2025 ending inventory just below $100 million. Our

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balance sheet remains debt-free as we ended the year with no balance on our $75 million line of credit. As of Q4, we have total available capital of roughly $120 million.

Turning to capital expenditures, we ended the year with CapEx of $6 million. Nearly $3 million of that spend was due to a one-time purchase of assets relating to the lease assumption of our Columbia, Missouri headquarters.

For fiscal 2025, we expect to spend between $3.5 million and $4.5 million, mainly for product tooling, maintenance and patent investments, as well as the build-out of the Missouri factory outlet that I mentioned earlier.

Finally, we continue to return capital to our shareholders through our share repurchase program. During fiscal 2024, we repurchased roughly 689,000 shares of common stock at an average price of $8.75 per share and at year end, we still have roughly $7.3 million of availability remaining on our $10 million share repurchase program, which runs through September 2024.

Now, turning to our outlook. We're excited about the opportunities that lie ahead in fiscal 2025. We expect to see a continuation of strong growth in our outdoor lifestyle category, somewhat offset by a continuation of headwinds in our Shooting Sports category. Therefore, we believe that fiscal 2025 net sales could grow by as much as 2.5% compared to fiscal 2024, and that growth represents only organic growth, independent of any acquisitions we might pursue.

We expect net sales in fiscal 2025 to follow our typical seasonal pattern with Q1 as the lowest net sales quarter Q2 and Q3 as the highest net sales quarters and Q4 coming in higher than Q1. As a starting point, we expect Q1 of fiscal 2025 to be slightly lower than Q1 of fiscal 2024 by roughly the same amount as the orders in the Shooting Sports category that benefited our Q4 results as I mentioned earlier.

Turning to gross margins, we expect gross margins to improve slightly for fiscal 2025 to approximately 45%, driven by an expected decrease in inbound freight costs and the continuation of a promotional environment similar to fiscal 2024.

With regard to OpEx, we believe that overall OpEx for fiscal '25 will increase slightly, mainly due to higher variable selling and distribution costs. Based on these factors and assuming net sales growth of 2.5%, we believe our adjusted EBITDA in fiscal 2025 will be in the range of 5.5% to 6% of net sales. The increase of between $1.5 million and $2.5 million in adjusted EBITDA this would align with our long-term model, which calls for an incremental EBITDA contribution of roughly 30% on net sales over $200 million.

And with that, operator, please open the call for questions from our analysts.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Mark Smith, Lake Street Capital.

Mark Smith - Lake Street Capital Markets, LLC - Analyst

First question for me. Just wanted to dig in a little bit more on new product mix. Brian, you talked a lot about your innovation and some of the products. I'm curious if you know here in Q4, if there's any standout new products or even segments that seem to be maybe doing better than others?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Great question, and thanks for keying in on the innovation piece. I mean, new products was a big part of the year at 23% of our net sales. And then specific to Q4, Q4 is when we start getting into the fishing season. So BUBBA did extraordinarily well in Q4 and heading into Q1 of this next fiscal.

We've also seen some nice pick-up in brands like BOG, which has become a little bit more of a year-round hunting brand, just given some of the new product introductions there. MEAT!, obviously doing pretty well. I saw the the entry into retail in November, and that's carried through the end of the fiscal.

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And then just, Grilla, Grilla continues to do very well for us as Andy has said in his prepared remarks that we shut down [hub] the Holland location up in Michigan last year took the new space here to bringing that product down here that have business just continues to do extremely well. We launched the Mammoth Vertical Smoker, that I mentioned my prepared remarks, and we can't keep that product in stock so really trying to get as much as we can over here right now. But a lot of those products are in high demand, and we need to capture that at best account.

Mark Smith - Lake Street Capital Markets, LLC - Analyst

Okay. I did want to ask about MEAT! in the retail. I don't know if you can quantify anything or talk about kind of how that process has gone. You know, any increase or lift that you've seen because of that? And then any sneak peek, you can give us a Grilla in the plan and rolling that out to retailers that will follow kind of a similar pattern?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

With me, I mean, just taking a step back, the strategy has always been how can we maintain the brand standards? And we've got such a robust product pipeline in place for both MEAT! and Grilla, which retailers are going to be able to accentuate that and really represent the brand the way it needs to be a retailer.

And so Academy was was the first retailer that we worked with on the MEAT! brand. And they've done an absolutely incredible job, a great partner for us. And what's interesting is in turn has also given us more eyeballs on our website.

So we've seen a nice pickup in some of the accessory items and things or maybe some products that are not sold at Academy. And so it's actually been a win-win for us in that situation. And then for me, we're also beginning to explore some other retail avenues. We have MEAT! beginning to show up in some of the Tractor Supply stores.

So if you're on our e-mail list for Meet Your Maker, you probably receive that e-mail. That's also a very exciting partnership and very complementary with Academy. And then we'll continue to look for additional opportunities. We've turned some folks down. We just don't think that was right fit.

But ultimately, we want to do its best for the brand and make sure this is a win-win for the retailers and for us and the consumer. And then as it relates to Grilla, this last year was really we got to make sure that we're set to go with Grilla to go into retail.

The packaging, this is kind of the boring stuff, but you can't really take a blank cardboard box. It says grow on it and put it on a shelf, probably wouldn't sell to many. So we had to take a fresh look at it, make sure that we were buttoned up and ready to go at retail.

We did the same exercise with MEAT! before we took it into retail. And but there it's going to be that a similar strategy, similar playbook. And I think, you know, products like the vertical smoker, the Mammoth Vertical Smoker are really going to be, I'll call them Halo products as we begin to bring that brand into retail.

There's just a tremendous amount of consumer excitement with that brand and with that product especially and the retailers are really excited about the modularity of the kitchen. It's something that's for most of them entirely new, and that's really what they're looking for.

Mark Smith - Lake Street Capital Markets, LLC - Analyst

And then for all of your brands throughout kind of traditional retail, I'm curious just the growth that we saw there, if you can give any more breakdown of kind of where that came from, maybe how much of a lift you got from further launches into Canada, how much of that maybe came from just being better stocked and having better inventory and maybe how you feel about your shelf space and your retail partners and how that relationships are?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Yes, Greg, great question. I think it's a lot a lot of things, and you alluded to that, it's the simple blocking and tackling having high fill rates with our customers. It's ultimately supporting them with the right merchandising and pull through

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activity, making sure that our marketing is targeted as possible.

I mean, we really want to be a close partner with our retailers, and that's what's allowed us to go into Canada in a very big way. In a 10-K this time you'll see we break out Canada versus Europe and rest of world. Canada is becoming a much bigger part of our business, and I think we're just getting started there. So being able to give them the right product at the right time is a huge deal.

And then just across traditional in general, I think a lot of the retailers, especially the good ones, the ones that operate very well have caught up to Amazon to some respect being able to ship out same day, being able to utilize services like DoorDash to get those products to reach to consumers the same day.

And ultimately for us to since we play at the higher end in the premium side of the market, premium price points is our ability to maintain that high pricing with Minimum Advertised Price with MAP.

And then if people aren't following that, we are pretty strict. It will take people off so that traditional retailers have a lot of trust in us that we're not going to go blow out product. We're not going to go drop the retail. We're not going to devalue their inventory. And as a result, they they want to continue to jump on the AOB train and let's get some new products. Let's get all that.

So just a tremendous amount of trust that's been built up across different avenues.

Mark Smith - Lake Street Capital Markets, LLC - Analyst

I think the last one for me is kind of two-part here. And any updates on your thoughts on M&A market, what you're seeing out there and kind of how maybe hungry you guys are currently for M&A deals? And then any additional thoughts on use of capital? I know, Andy, you talked a little bit about the factory outlet and some things that you'll spend on, but just kind of your use of capital this year and kind of how you see that playing out?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

I mean we alluded to the last few quarters, the deal market had dropped off pretty considerably and I think one of the main reasons there is companies just didn't have run-rate level performance to be able to sell off of and so we expect that it would take a few quarters for them to begin to see a trend that would at least get buyers some trust and credibility in those numbers.

So during that period of time, we were very proactive in going after companies that we were targeting and so we've cultivated quite a bit of a pipeline there that we're still talking to. With that said, I would say, especially in the last, I would say the last 30 days, 45 days, we've seen a nice pickup in deal flow and for us, especially at sizes that make great tuck-ins for us.

And in categories that make a lot of sense, they're complementary to our existing portfolio. They don't step on the toes of anything else. We can leverage our new product innovation engine, and also gives us some more diversification.

I will tell you which give you this insight. Most of the deals that we're looking at and perhaps not surprisingly are on the outdoor lifestyle side of the business. It's not because we're trying to not pursue anything on the Shooting Sports side, but certainly there are more opportunities on the outdoor lifestyle side. And I think as a company we have more permission to play there.

So that's where most of our focus lies today. And we're hopeful that, in terms of our cash position and where we stand or liquidity, I think we're a buyer of choice. That's the feedback we've been hearing from some of the bankers and even sellers directly for us to just be a good buyer in this environment. So I think this should be an interesting year for us when it comes to M&A.

Mark Smith - Lake Street Capital Markets, LLC - Analyst

Maybe I'll sneak in one more. Just confirm kind of on your guidance kind of your outlook here in fiscal '25, it sounds like

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within Shooting Sports that you guys aren't expecting or have anything built in for kind of a ramp here as we get closer to the election and obviously you don't sell firearms or ammunition, but is that a fair statement that you guys are not expecting any significant ramp in demand for those products as we enter and get closer to the election?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

I'll start and Andy feel free to chime in here, but you're spot on.

So we've taken a conservative view to that category heading into the election. I don't think anybody knows what's really going to happen, but if something were to happen for whatever reason that would be incremental to what we have modeled this year in the numbers.

So Andy, do you want to add anything to that?

H. Andrew Fulmer - American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer

Yeah, just overall, I know you had the market. A couple of questions on guidance. So I was going to walk you through a couple of things really quick. So on the We guided to roughly the 45% gross margin, as we've talked about in previous calls about elevated freight costs that have been kind of stuck in inventory needed to be amortized to the P&L that happened as you know, in the back half of fiscal '24, and we talked about that turning into a headwind in fiscal '25.

We're seeing a continuation of the amortization into Q1 and then those tailwinds will start in Q2. So I think if you were to look kind of quarter by quarter on gross margin, the full year is roughly at 45%. I think Q1 will be a little bit lower, maybe like 43% and then you'll see some improvement starting in Q2.

Mark Smith - Lake Street Capital Markets, LLC - Analyst

Perfect. Very helpful, guys. Thank you.

Operator

And this will conclude our question and answer session. I would like to turn the conference back over to Brian Murphy for any closing remarks.

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Before closing, I want to thank our employees, across AOB, whose dedication helped us deliver a solid year of growth and progress towards achieving our strategic plan.

Thank everyone for joining us today. Have a great summer, and we look forward to speaking with you again next quarter.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines at this time.

D I S C L A I M E R

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©2024 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.